Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Fourth Quarter and

Fiscal 2017 Operating Results

July 14, 2017	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the fourth quarter and fiscal year ended May 31, 2017. Total sales increased $671,693, or 22.5%, to $3,650,428 for the three months ended May 31, 2017 as compared to $2,978,735 for the three months ended May 31, 2016. Net loss was $433,932, or $(0.14) per fully diluted share, for the three months ended May 31, 2017 as compared to net loss of $465,434, or $(0.16) per fully diluted share, for the three months ended May 31, 2016.

For the fiscal year ended May 31, 2017, total sales increased $712,290, or 6.1%, to $12,397,643 as compared to total sales of $11,685,353 for the fiscal year ended May 31, 2016. Net loss was $1,073,364, or $(0.36) per fully diluted share, for fiscal year 2017 as compared to net loss of $1,515,189, or $(0.51) per fully diluted share, for fiscal year 2016.

Balancer segment sales focus throughout the world on end-users, rebuilders and original equipment manufacturers of grinding machines with the target geographic markets in North America, Asia and Europe. Balancer segment sales increased $400,227, or 21.4%, to $2,274,277 for the three months ended May 31, 2017 as compared to $1,874,050 for the three months ended May 31, 2016. The increase is primarily due to stronger sales in North America and Asia.

Balancer segment sales increased $119,728, or 1.7%, to $7,082,474 for the fiscal year ended May 31, 2017 compared to $6,962,746 for the fiscal year ended May 31, 2016. The increase is attributed to increased sales into Asia and other parts of the world, offset by lower sales levels in North America which primarily occurred in the first half of the fiscal year.

The Measurement segment product line consists of laser-based distance measurement and dimensional-sizing products and ultrasonic-based remote tank monitoring products for propane and other tank-based liquids. Total Measurement segment sales increased $271,466, or 24.6%, to $1,376,151 for the three months ended May 31, 2017 as compared to $1,104,685 for the three months ended May 31, 2016. This increase is primarily attributed to stronger sales in our Acuity laser-based distance measurement and dimensional-sizing products, increases in sales of our Xact remote tank monitoring products and increased revenues from the Xact monitoring services.

Total Measurement segment sales increased $592,562, or 12.5%, to $5,315,169 for the fiscal year ended May 31, 2017 compared to $4,722,607 for the fiscal year ended May 31, 2016. This increase is primarily attributed to increases in sales of our Xact remote tank monitoring products and increased revenues from the Xact monitoring services, along with stronger sales in our Acuity laser-based distance measurement and dimensional-sizing products.

Gross margin for the three months ended May 31, 2017 decreased to 34.6% as compared to 36.4% for the three months ended May 31, 2016. Gross margin for fiscal year 2017 decreased to 39.4% as compared to 41.7% for fiscal year 2016. The overall decreases in gross margin in the periods ended May 31, 2017 compared to the periods ended May 31, 2016 are primarily influenced by shifts in product sales mix.

Operating expenses increased $133,598, or 8.6%, to $1,684,783 for the three months ended May 31, 2017 as compared to $1,551,185 for the three months ended May 31, 2016. General, administrative and sales expenses increased $126,506, or 8.5%, to $1,617,454 for the three months ended May 31, 2017 as compared to $1,490,948 for the same period in the prior year. These increases are attributed to increases in sales commissions, administrative related payroll and professional expenses, which were partially offset by reductions in sales related payroll and certain general administrative expenses including insurance and general office and utility costs.

CORPORATE OFFICE: 2765 NW NICOLAI ST.• PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

Operating expenses decreased $429,278, or 6.8%, to $5,874,491 for fiscal year 2017 as compared to $6,303,769 for fiscal year 2016. General, administrative and sales expenses decreased $397,770, or 6.6%, to $5,618,327 for fiscal year 2017 as compared to $6,016,097 for fiscal year 2016. These decreases were primarily attributed to reductions in sales related payroll expense and reductions in specific sales-related travel and marketing where sales were not being generated commensurate with the costs being incurred. In addition, the overall decrease was impacted by reductions in administrative related payroll and other administrative expenses, offset in part by increases in professional expenses.

“Our mission for fiscal year 2017 has been to focus efforts on our three major product lines – SBS, Acuity and Xact – and to wind down or eliminate smaller product lines. This focus has led to far more efficient use of the Company’s resources. Working to streamline our operations and expend more resources on sales and marketing initiatives should have the highest potential to bolster revenue growth,” commented David M. Hudson, President and CEO of Schmitt Industries. “We are encouraged by the sales results in both the third and fourth quarters of fiscal year 2017, and we are focused on continuing that trend into fiscal year 2018. In the meantime, we continue to pursue alternatives to right size our real estate holdings and manage closely our operating overhead,” Hudson concluded.

About Schmitt Industries

Schmitt Industries, Inc. (the Company) designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer Segment and the Measurement Segment. For the Balancer Segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. For the Measurement Segment, the Company designs, manufactures and sells laser and white light sensors for distance, dimensional and area measurement for a wide variety of commercial applications and ultrasonic measurement products that accurately measure the liquid levels of propane, diesel and other tank-based liquids, and transmit that data via satellite to a secure web site for display. The Company also provides sales and service for Europe and Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by David M. Hudson, are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, general economic conditions and global financial concerns, the volatility of the Company’s primary markets, efforts to continue to accelerate growth in sales of the Xact® tank monitoring system, the ability to develop new products to satisfy changes in consumer demands, the intensity of competition, increased pricing pressure from both competitors and customers, the effect on production time and overall costs of products if any of our primary suppliers are lost or if a primary supplier increases the prices of raw materials or components, the ability to ramp up manufacturing to satisfy increasing demand, maintenance of a significant investment in inventories in anticipation of future sales, existing cash levels which may not be sufficient to fund future growth, the ability to obtain financing if needed to fund operations or growth through commercial loans or capital fund raising at terms acceptable to the Company and its shareholders, fluctuations in quarterly and annual operating results, risks associated with operating a global business including risks from international sales and currency fluctuations, ability to reduce operating costs if sales decline, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, the increased costs due to changes in securities laws and regulations, and protection of intellectual property rights.

CORPORATE OFFICE: 2765 NW NICOLAI ST • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Ann M. Ferguson, CFO and Treasurer (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	May 31, 2017	May 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$867,607	$988,686
Accounts receivable, net	2,344,373	2,099,082
Inventories	4,204,723	4,727,977
Prepaid expenses	115,756	132,230
Income taxes receivable	7,310	8,432

	7,539,769	7,956,407

Property and equipment, net	865,224	965,452

Other assets
Intangible assets, net	601,351	712,881

TOTAL ASSETS	$9,006,344	$9,634,740

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,101,066	$877,167
Accrued commissions	300,234	273,147
Accrued payroll liabilities	360,239	148,823
Other accrued liabilities	267,418	331,563

Total current liabilities	2,028,957	1,630,700

Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,995,910 shares issued and outstanding at May 31, 2017 and 2016	10,649,287	10,569,522
Accumulated other comprehensive loss	(427,572)	(394,518)
Accumulated deficit	(3,244,328)	(2,170,964)

Total stockholders’ equity	6,977,387	8,004,040

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,006,344	$9,634,740

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND FISCAL YEARS ENDED MAY 31, 2017 AND 2016

(UNAUDITED)

	Three Months Ended		Fiscal Years Ended
	May 31, 2017	May 31, 2016	May 31, 2017	May 31, 2016
Net sales	$3,650,428	$2,978,735	$12,397,643	$11,685,353
Cost of sales	2,387,322	1,893,703	7,511,836	6,818,058

Gross profit	1,263,106	1,085,032	4,885,807	4,867,295

Operating expenses:
General, administration and sales	1,617,454	1,490,948	5,618,327	6,016,097
Research and development	67,329	60,237	256,164	287,672

Total operating expenses	1,684,783	1,551,185	5,874,491	6,303,769

Operating loss	(421,677)	(466,153)	(988,684)	(1,436,474)
Other expense, net	(5,618)	415	(56,671)	(58,713)

Loss before income taxes	(427,295)	(465,738)	(1,045,355)	(1,495,187)
Provision for income taxes	6,637	(304)	28,009	20,002

Net loss	$(433,932)	$(465,434)	$(1,073,364)	$(1,515,189)

Net loss per common share, basic	$(0.14)	$(0.16)	$(0.36)	$(0.51)

Weighted average number of common shares, basic	2,995,910	2,995,910	2,995,910	2,995,910

Net loss per common share, diluted	$(0.14)	$(0.16)	$(0.36)	$(0.51)

Weighted average number of common shares, diluted	2,995,910	2,995,910	2,995,910	2,995,910